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                   [LIVINGSTON & HAYNES, P.C. LETTERHEAD]



                        INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to 2,306,376 shares of Quadrax Corporation common stock, par value $.000009) of our report, dated March 26, 1996, which expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of Quadrax Corporation to continue as a going concern, accompanying the Annual Report on Form 10-KSB of Quadrax Corporation for the year ended December 31, 1995 and to the reference to us in the Prospectus, which is part of this Registration Statement, under the caption entitled "Experts".



/s/ LIVINGSTON & HAYNES, P.C.

Wellesley, Massachusetts
February 13, 1997